Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
(312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Reports First Quarter Financial Results
Irvine, Calif. – May 11, 2009 – IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the quarter ended March 31, 2009. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Cash and cash equivalents was $7.4 million as of March 31, 2009 compared to $12.8 million on December 31, 2008. In order to focus on those areas we believe can provide the most near term value to our stockholders and to ensure we have adequate cash to complete our review of strategic options for the Company, we continued to concentrate our efforts during the quarter on certain MEPACT pre-launch commercial activities in Europe and the review of such strategic options, including merger or acquisition opportunities, which may involve a change in control of our Company. During the first quarter, we placed the U.S. mifamurtide NDA amendment submission on hold until we complete our strategic review, which will allow us to operate into the third quarter of 2009. We have engaged JMP Securities, LLC, an investment bank, to advise us in exploring alternatives available to us with respect to a possible merger or acquisition transaction.
“We made good progress in our pre-launch activities for MEPACT in Europe during the first quarter,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We continue to focus on MEPACT pre-launch activities while working with our financial advisor to complete our strategic review process to enhance shareholder value.”
Quarter Ended March 31, 2009
Total revenues in the quarter ended March 31, 2009 were $4,000, compared to total revenues of $2.4 million for the three months ended March 31, 2008. Revenues for the three months ended March 31, 2009 were from amortization of deferred revenues related to distribution agreements, while substantially all of the revenues during the three months ended March 31, 2008 were generated from our research and development activities under our collaboration agreement with sanofi-aventis for the UVIDEM program. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, no further such revenues related to UVIDEM were recognized after the first quarter of 2008.

Research and development (R&D) expenses decreased to $3.0 million for the three months ended March 31, 2009 from $3.9 million for the three months ended March 31, 2008. The decrease was primarily due to a $0.8 million reduction in spending related to clinical development of UVIDEM, which we placed on hold in December 2007 following sanofi-aventis’ notification that it was discontinuing its participation in the development of the program, $0.2 million in savings due to the closing of our Paris facility, and $0.2 million of decreased spending associated with development activities related to products currently on hold, partially offset by higher spending of $0.3 million related to regulatory filings and manufacturing of MEPACT clinical supplies for our compassionate use program.
Selling, marketing, general and administrative (SG&A) expenses were $1.8 million and $2.7 million for the three months ended March 31, 2009 and 2008, respectively. Expenses for the 2009 period were lower primarily due to $0.5 million savings from the closing of our Paris facility, a $0.2 million reduction in consulting fees and a decrease of $0.2 million in stock compensation expense during the 2009 period.
Restructuring expenses were $2.6 million for the three months ended March 31, 2008, which included $2.3 million of severance benefits and $0.3 million of shutdown costs related to the closing of our facility in Paris, France. There were no restructuring expenses in 2009 as we recorded all charges related to the January 2008 restructuring plan as of December 31, 2008.
Interest income for the three months ended March 31, 2009 and 2008 was $28,000 and $0.2 million, respectively. The decrease in interest income during the 2009 period was due to lower average investment balances and lower rates of return.
Interest expense related to warrants for the three months ended March 31, 2009 and 2008 was $0.5 million and $4.7 million, respectively, substantially all of which was non-cash interest expense to record the net change in the fair value of warrants issued in connection with the February and June 2007 financings. The lower increase in the fair value during the 2009 period is primarily due to a smaller increase in our stock price during the 2009 period compared to the 2008 period.
For the three months ended March 31, 2009, the Company recorded a foreign exchange gain of $0.1 million compared to a loss of $0.9 million for the three months ended March 31, 2008 in connection with the inter-company loan between its subsidiaries. The gain in 2009 was due to the decrease in the exchange rate between the U.S. dollar and the euro with no change to the inter-company loan balance during the quarter ended March 31, 2009, compared to an increase in the exchange rate between the U.S. dollar and the euro with a decreasing inter-company loan balance during the quarter ended March 31, 2008.
Net loss for the quarter ended March 31, 2009 was $5.2 million, or $0.20 per basic and diluted share, compared to a net loss of $12.1 million, or $0.48 per share in the corresponding period in 2008.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s ability to deliver near-term value to its stockholders, completion of pre-launch activities and marketing of MEPACT in the EU, the timeframe in which the Company’s cash will be sufficient to meet planned operations and whether the Company has adequate cash to complete its review of strategic options, the Company’s belief that the data from the mifamurtide Phase 3 study warrants regulatory approval of mifamurtide from an overall clinical benefit/risk standpoint in the United States, whether MEPACT will ultimately become available for patient treatment in the EU and the Company’s plans to evaluate strategic alternatives and/or raise additional capital. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company elects to secure sales and marketing infrastructure for MEPACT in the EU, the timing of filing an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of mifamurtide and other information in any amendment to the NDA for mifamurtide submitted by the Company may not provide adequate support for regulatory approval of mifamurtide in the U.S. within the timeframe expected by the Company, if at all, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction or raise additional capital, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues:
Related party revenue	$—	$2,401,000
License fees, milestones and other revenues	4,000	4,000

Total revenues	4,000	2,405,000

Costs and expenses:
Research and development	3,020,000	3,902,000
Selling and marketing	488,000	150,000
General and administrative	1,329,000	2,591,000
Restructuring expense	—	2,576,000

Total costs and expenses	4,837,000	9,219,000

Loss from operations	(4,833,000)	(6,814,000)

Interest income	28,000	238,000
Interest expense related to warrants	(514,000)	(4,728,000)
Foreign exchange gain (loss)	137,000	(852,000)

Loss before income tax	(5,182,000)	(12,156,000)
Income tax benefit	17,000	20,000

Net loss	$(5,165,000)	$(12,136,000)

Weighted average number of shares outstanding	25,865,082	25,162,411

Basic and diluted loss per share	$(0.20)	$(0.48)

Comprehensive loss:
Net loss	(5,165,000)	(12,136,000)
Other comprehensive (loss) gain	(746,000)	1,422,000

	$(5,911,000)	$(10,714,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,371,000	$12,752,000
Other current assets	1,252,000	755,000

Total current assets	8,623,000	13,507,000

Property and equipment, net	215,000	242,000
Patents, trademarks and other licenses, net	2,373,000	2,642,000
Goodwill	2,812,000	2,812,000
Other long-term assets	449,000	473,000

Total Assets	$14,472,000	$19,676,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$4,034,000	$3,522,000
Other current liabilities	5,812,000	5,794,000
Other liabilities	1,184,000	1,211,000
Stockholders’ equity	3,442,000	9,149,000

Total liabilities and stockholders’ equity	$14,472,000	$19,676,000